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                                                                     Exhibit 3.2





                               SECRETARY OF STATE
                               STATE OF NEW JERSEY

          CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                            OF BEDFORD HOLDINGS, INC.

         Federal Employer Identification Number.: 13-3901466

         Pursuant to the provisions of Section 14 A:9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1.       The name of the Corporation is BEDFORD HOLDINGS, INC.

2. The following amendments to the Certificate of Incorporation were approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 22 day of July, 1996:

         RESOLVED, that Article 5 of the Certificate of Incorporation be amended to read as follows:

         "5.      The aggregate number of shares which the Corporation shall have authority to issue shall be Forty Million (40,000,000) shares all of which shall be designated as common stock without par value."

         RESOLVED, that Articles 9 and 10 be added to the Certificate of Incorporation as follows:

         "9.      The Corporation shall, to the fullest extent permitted by the
         New Jersey Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons who made shall have power to indemnify under said Act from and against any and all of the expenses, liabilities, or other matters referred to indoor covered by said Act, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Act, has to action in any capacity in which such person surrogate request of the Corporation."

         10. The personal liability of the directors of the Corporation is eliminated to the fullest extent permitted by the provisions of the New Jersey Business Corporation Act, as the same may be amended and supplemented."

3. The number of shares outstanding at the time of the adoption of the amendment was 20,000,000. The total number of shares entitled to vote thereon was 20,000,000


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4.       The number of shares voting for and against such amendment is as follows:

                                                Number of Shares Voting Against
NUMBER OF SHARES VOTING FOR AMENDMENT           AMENDMENT
20,000,000                                      -0-

Dated this 29 day of July, 1996

                                                    Bedford Holdings, Inc.

                                                    By: /s/ Leon Zapoll
                                                    ----------------------
                                                    Leon Zapoll, President